EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 16, 2023 with respect to the statements of condition including the related portfolios of High Income Allocation Portfolio 2023-1, Preferred Opportunity Portfolio 2023-1 and Multi-Asset High Income Portfolio 2023-1 (included in Invesco Unit Trusts, Series 2272) as of February 16, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-268774) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 16, 2023